Exhibit 99.1

News Release
Analysts and Media Contact:
Jennifer Hills (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2019 First Quarter;
Reaffirms Fiscal 2019 Guidance
DALLAS (February 5, 2019) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its first quarter ended December 31, 2018.

•
Consolidated net income for the three months ended December 31, 2018 was $157.6 million or $1.38 per diluted share, compared with consolidated net income of $314.1 million, or $2.89 per diluted share for the same period last year. Adjusted net income for the three months ended December 31, 2017 was $152.2 million, or $1.40 per diluted share, after excluding the effects of implementing the Tax Cuts and Jobs Act of 2017 (TCJA) from the prior-year quarter.

•	Capital expenditures rose 8.7% to $416.4 million for the three months ended December 31, 2018, with approximately 82 percent of that spending related to system safety and reliability investments.

•	Atmos Energy expects fiscal 2019 earnings to be in the range of $4.20 to $4.35 per diluted share. Capital expenditures are expected to be in the range of $1.65 billion to $1.75 billion in fiscal 2019.

•
The company's Board of Directors has declared a quarterly dividend of $0.525 per common share. The indicated annual dividend for fiscal 2019 is $2.10, which represents an 8.2% increase over fiscal 2018.

“Fiscal year 2019 is off to a solid start”, said Mike Haefner, President and Chief Executive Officer of Atmos Energy Corporation. “This is not only indicated by the strength of our financial position, but also by the continued implementation of our strategic plans to enhance the safety and reliability of our systems. These investments positively impact our customers, the communities we serve and the environment.  We remain well positioned to deliver annual earnings per share growth between 6% and 8% for fiscal 2019.”

Results for the Three Months Ended December 31, 2018
Operating income decreased $5.6 million to $236.5 million for the three months ended December 31, 2018, from $242.1 million in the prior-year quarter. Positive contribution margins driven by weather and consumption, higher customer counts in our distribution segment and volumes in our pipeline and storage segment were more than offset by higher operating expenses and increased depreciation expense.
Distribution contribution margin increased $4.1 million to $401.1 million for the three months ended December 31, 2018, compared with $397.0 million in the prior-year quarter. Contribution margin reflects a net $7.7 million increase in weather and consumption, primarily in our Mid-Tex, Mississippi and Colorado-Kansas Divisions, and a $3.7 million increase in customers, primarily in the Mid-Tex division. These increases were partially offset by a $7.3 million net decrease in rates as a result of incorporating the lower statutory tax rate in revenues due to the TCJA.
Pipeline and storage contribution margin increased $9.2 million to $134.8 million for the three months ended December 31, 2018, compared with $125.6 million in the prior-year quarter. This increase is attributable to a $6.1 million increase in rates, due to the GRIP filings approved in fiscal 2018, and a net increase of $3.1 million due to wider spreads and positive supply and demand dynamics in the Permian Basin.
Operation and maintenance expense for the three months ended December 31, 2018, was $138.6 million, compared with $129.0 million for the prior-year quarter. This $9.6 million increase was primarily driven by higher employee costs and timing of pipeline maintenance activities in the current quarter.
Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy expects fiscal 2019 earnings to be in the range of $4.20 to $4.35 per diluted share. Capital expenditures for fiscal 2019 are expected to range between $1.65 billion and $1.75 billion.

Conference Call to be Webcast February 6, 2019
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2019 financial results on Wednesday, February 6, 2019, at 8:00 a.m. Eastern Time. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Mike Haefner, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the credit and capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in Item 1A of the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and in subsequent filings with the Securities and Exchange Commission.
Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information in this news release utilizes certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). Specifically, the company uses contribution margin, defined as operating revenues less purchased gas cost, to discuss and analyze its financial performance. Its operations are affected by the cost of natural gas, which is passed through to its customers without markup and includes commodity price, transportation, storage, injection and withdrawal fees, along with hedging settlements. These costs are reflected in the income statement as purchased gas cost. Therefore, increases in the cost of gas are offset by a corresponding increase in revenues.  Accordingly, the company believes contribution margin is a more useful and relevant measure to analyze its financial performance than operating revenues. The term contribution margin is not intended to represent operating income, the most comparable GAAP financial measure, as an indicator of operating performance, and is not necessarily comparable to similarly titled measures reported by other companies.
In addition, the enactment of the TCJA required the company to remeasure its deferred tax assets and liabilities at its new federal statutory income tax rate as of December 31, 2017, which resulted in the recognition of a non-cash income tax benefit during the three months ended December 31, 2017. Due to the non-recurring nature of this benefit, the company believes that net income and diluted earnings per share before the one-time, non-cash income tax benefit, provides a more useful and relevant measure to analyze its financial performance than net income and diluted earnings per share in order to allow investors to better analyze the company's core results and allow the information to be presented on a comparative basis to the prior year. Accordingly, the discussion and analysis of the company's financial performance will reference adjusted net income and diluted earnings per share, which is calculated as follows:

	Three Months Ended December 31
	2018	2017	Change
	(In thousands, except per share data)
Net income	$157,646	$314,132	$(156,486)
TCJA non-cash income tax benefit	—	(161,884)	161,884
Adjusted net income	$157,646	$152,248	$5,398

Diluted net income per share	$1.38	$2.89	$(1.51)
Diluted EPS from TCJA non-cash income tax benefit	—	(1.49)	1.49
Adjusted diluted net income per share	$1.38	$1.40	$(0.02)

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest fully-regulated, natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31
(000s except per share)	2018	2017
Operating revenues
Distribution segment	$838,835	$860,792
Pipeline and storage segment	134,470	126,463
Intersegment eliminations	(95,523)	(98,063)
	877,782	889,192
Purchased gas cost
Distribution segment	437,732	463,758
Pipeline and storage segment	(358)	912
Intersegment eliminations	(95,209)	(97,753)
	342,165	366,917
Contribution margin	535,617	522,275
Operation and maintenance expense	138,600	129,045
Depreciation and amortization	96,065	88,374
Taxes, other than income	64,488	62,773
Total operating expenses	299,153	280,192
Operating income	236,464	242,083
Miscellaneous expense	(7,723)	(2,557)
Interest charges	27,849	31,509
Income before income taxes	200,892	208,017
Income tax expense (benefit)	43,246	(106,115)
Net income	$157,646	$314,132

Basic net income per share	$1.38	$2.89
Diluted net income per share	$1.38	$2.89
Cash dividends per share	$0.525	$0.485
Basic weighted average shares outstanding	113,800	108,564
Diluted weighted average shares outstanding	113,832	108,564

	Three Months Ended December 31
Summary Net Income by Segment (000s)	2018	2017
Distribution	$114,385	$249,099
Pipeline and storage	43,261	65,033
Net income	$157,646	$314,132

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31,	September 30,
(000s)	2018	2018
Net property, plant and equipment	$10,698,229	$10,371,147
Cash and cash equivalents	218,197	13,771
Accounts receivable, net	478,373	253,295
Gas stored underground	146,552	165,732
Other current assets	69,616	46,055
Total current assets	912,738	478,853
Goodwill	730,419	730,419
Deferred charges and other assets	274,403	294,018
	$12,615,789	$11,874,437

Shareholders' equity	$5,348,195	$4,769,951
Long-term debt	3,084,779	2,493,665
Total capitalization	8,432,974	7,263,616
Accounts payable and accrued liabilities	301,734	217,283
Other current liabilities	578,764	547,068
Short-term debt	—	575,780
Current maturities of long-term debt	575,000	575,000
Total current liabilities	1,455,498	1,915,131
Deferred income taxes	1,191,824	1,154,067
Regulatory excess deferred taxes	717,758	739,670
Deferred credits and other liabilities	817,735	801,953
	$12,615,789	$11,874,437

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2018	2017
Cash flows from operating activities
Net income	$157,646	$314,132
Depreciation and amortization	96,065	88,374
Deferred income taxes	40,339	53,149
One-time income tax benefit	—	(161,884)
Other	6,231	6,915
Changes in assets and liabilities	(135,597)	(127,448)
Net cash provided by operating activities	164,684	173,238
Cash flows from investing activities
Capital expenditures	(416,404)	(383,238)
Debt and equity securities activities, net	(963)	(135)
Other, net	2,074	2,001
Net cash used in investing activities	(415,293)	(381,372)
Cash flows from financing activities
Net decrease in short-term debt	(575,780)	(110,929)
Proceeds from issuance of long-term debt, net of premium/discount	596,994	—
Net proceeds from equity offering	494,734	395,099
Issuance of common stock through stock purchase and employee retirement plans	4,241	5,660
Cash dividends paid	(58,722)	(51,837)
Debt issuance costs	(6,432)	—
Other	—	(1,518)
Net cash provided by financing activities	455,035	236,475
Net increase in cash and cash equivalents	204,426	28,341
Cash and cash equivalents at beginning of period	13,771	26,409
Cash and cash equivalents at end of period	$218,197	$54,750

	Three Months Ended December 31
Statistics	2018	2017
Consolidated distribution throughput (MMcf as metered)	142,746	124,357
Consolidated pipeline and storage transportation volumes (MMcf)	170,527	155,105
Distribution meters in service	3,272,020	3,236,524
Distribution average cost of gas	$4.30	$5.37
###